Exhibit 99.1

1155 Battery Street, San Francisco, CA 94111

[LOGO OF LEVI STRAUSS & CO. NEWS]

For Immediate Release

Media Contact: Linda Butler

(415) 501-6070

Levi Strauss & Co. Announces Outcome of

Audit Committee Investigation

in Wrongful Termination Matter

SAN FRANCISCO (September 15, 2003) – Levi Strauss & Co. today announced that its Audit Committee has completed its investigation of the tax and related accounting issues raised in a wrongful termination suit brought by two former employees of the company’s tax department. The Audit Committee concluded that the company’s tax and related accounting positions were reasonable and legally defensible and noted that in the course of its investigation it did not discover evidence of tax fraud. The Audit Committee also did not find evidence that information was improperly withheld from the IRS with respect to these issues in connection with IRS audits.

The Audit Committee investigation was initiated following the filing in April of a wrongful termination complaint in California Superior Court by two former employees in which they alleged, among other things, that the company engaged in specified fraudulent tax-motivated transactions over several years and manipulated tax reserves to inflate reported income. They also alleged that the company’s financial statements for several years violated generally accepted accounting principles and Securities and Exchange Commission (SEC) regulations. The company has denied all of the allegations, and also filed a cross-complaint against the plaintiffs.

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LS&CO. Add One

Audit Committee Investigation

September 15, 2003

The scope of the Audit Committee investigation was to review issues raised in the complaint. The Audit Committee retained independent counsel, Simpson Thacher & Bartlett LLP, to assist it in the investigation. An independent accounting firm was retained by Simpson Thacher & Bartlett to consult on specified accounting issues. The investigation took place over a period of approximately four and one-half months, and involved extensive discussions with employees of the company, various legal and tax advisors, and the company’s independent auditors.

In addition to the conclusions noted above, the Audit Committee observed that, during the period from 1994 through 2001, the company established, maintained and released varying amounts of unspecified tax reserves. These tax reserves were not supported by sufficient contemporaneous documentation that related the reserves to specified tax exposures. In reviewing the matter, the Committee noted that these tax reserves were communicated to and discussed with the company’s outside independent auditors at the time they were created and maintained. The company and the Audit Committee are of the view that the handling of the unspecified tax reserves during these periods was not intended to, and did not, materially affect the company’s SEC-filed financial statements.

All of the company’s equity ownership was privately held during this period, and the company today remains entirely privately owned. The company’s debt securities have been publicly registered pursuant to the Securities Act of 1933 since 2000.

The company has previously disclosed in its SEC filings that its consolidated U.S. income tax returns for the years 1996 to 1999 and certain open issues relating to earlier years have been under examination by the Internal Revenue Service, and also has previously disclosed that adverse outcomes resulting from any settlement or future IRS audit may lead to a deficiency in its provision for income taxes on its financial statements and may adversely affect its liquidity.

In the course of the Audit Committee investigation, the company has communicated with the SEC on an informal basis, and it expects to continue these communications with respect to the results of the investigation and further developments relating to the litigation as appropriate.

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